Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

William P. Taylor

Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5201

SR BANCORP, INC. ANNOUNCES QUARTERLY FINANCIAL RESULTS

Bound Brook, New Jersey (October 30, 2025) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $693,000 for the three months ended September 30, 2025 (unaudited), or $0.09 per basic and diluted share, compared to net income of $1.4 million for the three months ended September 30, 2024 (unaudited). Excluding $303,000 of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bank in September 2023, net income would have been $475,000 for the three months ended September 30, 2025. Excluding $1.0 million of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bank in September 2023, net income would have been $627,000 for the three months ended September 30, 2024. See “Non-GAAP Financial Information” contained herein for additional information.

Total assets were $1.11 billion at September 30, 2025, an increase of $25.7 million, or 2.4%, from $1.08 billion at June 30, 2025. Net loans were $826.4 million, an increase of $29.2 million, or 3.7%, from $797.2 million at June 30, 2025. Total deposits were $869.6 million, an increase of $23.6 million, or 2.8%, from $846.0 million at June 30, 2025. The increase in loans was funded primarily through increased deposits and an additional $5.0 million of borrowings.

Comparison of Operating Results for the Three Months Ended September 30, 2025 and 2024

General. Net income decreased $674,000, or 49.3%, to $693,000 for the three months ended September 30, 2025 compared to net income of $1.4 million for the three months ended September 30, 2024. Net income for the three months ended September 30, 2025 and 2024 included $303,000 and $1.0 million, respectively, of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bank in September 2023.

Interest Income. Interest income increased $468,000, or 4.1%, to $11.9 million for the three months ended September 30, 2025 from $11.5 million for the three months ended September 30, 2024 due to a $50.6 million increase in the average balance of interest-earning assets, offset by a 6 basis point decrease in the yield. The increase resulted from a $609,000, or 5.9%, increase in interest income on loans, offset by a $64,000, or 12.3%, decrease in interest income on interest-bearing deposits at other banks and a $77,000, or 11.6%, decrease in interest income on securities. The increase in interest income on loans was due to a $60.7 million increase in the average balance of loans from $748.8 million for the three months ended September 30, 2024 to $809.5 million for the three months ended September 30, 2025, offset by an 11 basis point decrease in the yield on loans. The decrease in interest income on securities was primarily due to a $14.5 million decrease in the average balance of securities resulting from maturities and repayments. The decrease in interest income on interest-bearing deposits at other banks was due to a 107 basis point decrease in the yield.

Interest Expense. Interest expense increased $467,000, or 12.1%, to $4.3 million for the three months ended September 30, 2025 from $3.9 million for the three months ended September 30, 2024, due to a $55.1 million increase in the average balance of interest-bearing liabilities and an nine basis point increase in the cost. The increase in the average balance was primarily due to a $22.6 million, or 187.4%, increase in the average balance of borrowings for the three months ended September 30, 2025 compared to the three months ended September 30, 2024 and an increase of $61.4 million, or 22.5%, in the average balance of interest-bearing deposits. The increase in the cost of interest-bearing liabilities was primarily due to an increase of 51 basis points in the cost of interest-bearing deposits to 1.87% for the three months ended September 30, 2025 from 1.36% for the three months ended September 30, 2024, as the Bank raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area, offset by a 50 basis point decrease in the average rate of certificates of deposit.

Net Interest Income. Net interest income was $7.6 million for the three months ended September 30, 2025, and 2024, respectively. Net interest rate spread decreased 14 basis points to 2.56% for the three months ended September 30, 2025 from 2.70% for the three months ended September 30, 2024. Net interest margin decreased 16 basis points to 3.05% for the three months ended September 30, 2025 from 3.21% for the three months ended September 30, 2024. Net interest-earning assets decreased $4.5 million, or 2.0%, to $219.0 million for the three months ended September 30, 2025 from $223.5 million for the three months ended September 30, 2024. The decrease in the Bank’s net interest rate spread and net interest margin were primarily a result of the cost of interest-bearing liabilities increasing while the yield on interest-earning assets decreased.

Provision for Credit Losses. The Bank establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb probable credit losses attributable to loans that are reasonably estimable at the balance sheet date. In determining the level of the allowance for credit losses, the Bank considers, among other factors, past and current loss experience, evaluations of real estate collateral, economic conditions, the type and volume of lending, adverse situations that may affect a borrower’s repayment capacity, while adjusting for delinquency trends, classified or criticized loans, and other risk factors. The allowance is developed using reasonable and supportable forecasts and quantitative modeling techniques, combined with qualitative factors to address risks not captured in historical data, including emerging loan products or localized economic changes. Actual losses may vary from such estimates as more information becomes available or conditions change. The Bank assesses the allowance for credit losses and records provisions for credit losses in the income statement on a quarterly basis.

The Bank recorded a provision for credit losses of $171,000 during the three months ended September 30, 2025 reflecting the loan growth during the period, compared to a recovery for credit losses of $154,000 for the three months ended September 30, 2024, reflecting updates made to the risk levels of certain qualitative factors in the calculation of the Bank's allowance. The Bank had no charge-offs for the three months ended September 30, 2025 or 2024. The Bank had no non-performing loans at September 30, 2025 and $9,000 of non-performing loans at September 30, 2024. The Bank’s allowance for credit losses as a percentage of total loans was 0.67% at September 30, 2025 compared to 0.66% at September 30, 2024.

Noninterest Income. Noninterest income decreased $236,000, or 29.5%, to $565,000 for the three months ended September 30, 2025 from $801,000 for the three months ended September 30, 2024, primarily due to a decrease in other income of $123,000 and a decrease in service charges and fees of $66,000 primarily due to a lower volume of account fees and card charges incurred during the three months ended September 30, 2025 compared to the three months ended September 30, 2024.

Noninterest Expense. Noninterest expense increased $275,000, or 4.0%, to $7.1 million for the three months ended September 30, 2025 from $6.8 million for the three months ended September 30, 2024 primarily due to a $613,000, or 18.9%, increase in salaries and employee benefits expense primarily driven by the recognition of stock-based compensation during the three months ended September 30, 2025, whereas no such expense was recognized during the three months ended September 30, 2024. The increase in salaries and employee benefits was offset by a decrease of $210,000 in other expenses, driven by a decrease of $71,000 in the amortization expense of fair value adjustments resulting from the acquisition of Regal Bank in September 2023, a decrease of $96,000 in occupancy expenses due to the closure of a retail branch location and a decrease of $89,000 in data processing fees.

Income Tax Expense. The provision for income taxes was $202,000 for the three months ended September 30, 2025, compared to $363,000 for the three months ended September 30, 2024. The Bank’s effective tax rate was 22.6% for the three months ended September 30, 2025 compared to 21.0% for the three months ended September 30, 2024. The higher effective tax rate in 2025 related to the non-deductibility of expenses recognized related to incentive stock options.

Comparison of Financial Condition at September 30, 2025 and June 30, 2025

Assets. Assets increased $25.7 million, or 2.4%, to $1.11 billion at September 30, 2025 from $1.08 billion at June 30, 2025. The increase was primarily driven by new loan originations, resulting in a net increase of $29.2 million in loans receivable, offset by a $3.6 million decrease in securities.

Cash and Cash Equivalents. Cash and cash equivalents increased $526,000, or 0.9%, to $58.3 million at September 30, 2025 from $57.8 million at June 30, 2025.

Securities. Securities held-to-maturity decreased $3.6 million, or 2.5%, to $138.2 million at September 30, 2025 from $141.8 million at June 30, 2025. The decrease was primarily due to principal repayments and maturities.

Loans. Loans receivable, net, increased $29.2 million, or 3.7%, to $826.4 million at September 30, 2025 from $797.2 million at June 30, 2025, driven by residential mortgage loan growth of $12.5 million and commercial loan growth of $16.0 million as a result of strong market demand.

Deposits. Deposits increased $23.6 million, or 2.8%, to $869.6 million at September 30, 2025 from $846.0 million at June 30, 2025. Increases in interest-bearing deposit accounts resulted from the Bank having raised rates on certain money market and time deposit accounts in an effort to remain competitive in the market area. At September 30, 2025, $116.9 million, or 13.4%, of total deposits consisted of noninterest-bearing deposits. At September 30, 2025, $168.2 million, or 19.3%, of total deposits were uninsured.

Borrowings. During the quarter ended September 30, 2025, the Bank borrowed an additional $5.0 million from the Federal Home Loan Bank of New York to provide additional liquidity to fund new loans. At September 30, 2025 and 2024, the Bank had $35.0 million and $30.0 million in outstanding borrowings, respectively.

Equity. Equity decreased $1.8 million, or 1.0%, to $191.9 million at September 30, 2025 from $193.8 million at June 30, 2025. The decrease was primarily due to the repurchase of 198,310 shares of common stock at a cost of $2.9 million, partially offset by net earnings of $693,000. All repurchased shares of common stock were retired upon acquisition and are no longer outstanding.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At September 30, 2025, Somerset Regal Bank had $1.11 billion in total assets, $826.4 million in net loans, $869.6 million in deposits and total equity of $191.9 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, including potential recessionary conditions, the impact of the current federal government shutdown, real estate market values in the Bank’s lending area changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyber attacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

September 30, 2025 (Unaudited) and June 30, 2025

(Dollars in thousands)

	September 30, 2025	June 30, 2025

Assets
Cash and due from banks	$4,452	$3,945
Interest-bearing deposits at other banks	53,853	53,834
Total cash and cash equivalents	58,305	57,779
Securities held-to-maturity, at amortized cost	138,234	141,845
Equity securities, at fair value	35	37
Loans receivable, net of allowance for credit losses of $5,533 and $5,229, respectively	826,371	797,166
Premises and equipment, net	4,773	4,942
Right-of-use asset	2,950	3,156
Restricted equity securities, at cost	2,833	2,608
Accrued interest receivable	3,160	3,072
Bank owned life insurance	36,871	36,607
Goodwill and intangible assets	26,393	26,708
Other assets	10,171	10,485
Total assets	$1,110,096	$1,084,405
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$116,918	$114,107
Interest-bearing	752,694	731,915
Total deposits	869,612	846,022
Borrowings	35,000	30,000
Advance payments by borrowers for taxes and insurance	8,344	8,736
Accrued interest payable	114	223
Lease liability	2,998	3,211
Other liabilities	2,095	2,433
Total liabilities	918,163	890,625
Equity
Preferred Stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 8,676,860 and 8,875,170 shares issued and outstanding as of September 30, 2025 and June 30, 2025, respectively	87	89
Additional paid-in capital	78,321	80,843
Retained earnings	120,798	120,505
Unearned compensation ESOP	(6,560)	(6,655)
Accumulated other comprehensive loss	(713)	(1,002)
Total stockholders' equity	191,933	193,780
Total liabilities and stockholders' equity	$1,110,096	$1,084,405

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three Months Ended September 30, 2025 (Unaudited) and September 30, 2024 (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2025	September 30, 2024
Interest Income
Loans, including fees	$10,895	$10,286
Securities:
Taxable	584	661
Interest bearing deposits at other banks	456	520
Total interest income	11,935	11,467
Interest Expense
Deposits:
Demand	1,565	926
Savings and time	2,395	2,784
Borrowings	380	163
Total interest expense	4,340	3,873
Net Interest Income	7,595	7,594
Provision (Credit) for Credit Losses	171	(154)
Net Interest Income After Provision (Credit) for Credit Losses	7,424	7,748
Noninterest Income
Service charges and fees	230	296
Increase in cash surrender value of bank owned life insurance	265	260
Fees and service charges on loans	32	56
Unrealized gain on equity securities	(2)	2
Gain on Sale of loans	—	24
Other	40	163
Total noninterest income	565	801
Noninterest Expense
Salaries and employee benefits	3,853	3,240
Occupancy	536	632
Furniture and equipment	353	293
Data Processing	540	629
Advertising	130	82
FDIC premiums	120	120
Directors fees	97	92
Professional fees	437	489
Insurance	134	159
Telephone, postage and supplies	202	181
Other	692	902
Total noninterest expense	7,094	6,819
Income Before Income Tax Expense	895	1,730
Income Tax Expense	202	363
Net Income	$693	$1,367
Basic earnings per share	$0.09	$0.16
Diluted earnings per share	$0.09	$0.16
Weighted average number of common shares outstanding - basic	7,845,230	8,806,265
Weighted average number of common shares outstanding - diluted	7,927,521	8,806,265

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended
	September 30, 2025	September 30, 2024
	(Unaudited)
Performance Ratios: (1)
Return on average assets (2)	0.25%	0.53%
Return on average equity (3)	1.45%	2.77%
Net interest margin (4)	3.05%	3.21%
Net interest rate spread (5)	2.56%	2.70%
Efficiency ratio (6)	86.94%	81.23%
Total gross loans to total deposits	95.66%	94.31%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.67%	0.66%
Allowance for credit losses on loans as a percentage of non-performing loans	0.00%	56388.89%
Net (charge-offs) recoveries to average outstanding loans during the period	0.00%	0.00%
Non-performing loans as a percentage of total gross loans	0.00%	0.00%
Non-performing assets as a percentage of total assets	0.00%	0.00%

Other Data:
Tangible book value per share (7)	$19.08	$18.30
Tangible common equity to tangible assets	15.28%	16.85%

(1) Performance ratios are annualized.
(2) Represents net income divided by average total assets.
(3) Represents net income divided by average equity.
(4) Represents net interest income as a percentage of average interest-earning assets. (5) Represents net interest rate spread as a percentage of average interest-earning assets.
(6) Represents non-interest expense divided by the sum of net interest income and non-interest income.

(7) Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $26,393 and $27,755 at September 30, 2025 and September 30, 2024, respectively.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

	Three Months Ended
	September 30, 2025	September 30, 2024
Net Income	$693	$1,367
Adjustments for non-recurring items:
Net accretion/amortization, pre-tax	$(303)	$(1,030)
Subtotal	$(303)	$(1,030)
Tax expense	$(85)	$(290)

Net of items above, after-tax	$(218)	$(740)

Net Income, adjusted	$475	$627